Watts, Griffis and McOuat

Consulting Geologists and Engineers

CONSENT

To:	Olympus Pacific Minerals Inc.
And to:	Berns & Berns, Counselors at Law
And to:	U.S. Securities & Exchange Commission (the “Securities Regulator”)

Gentlemen:

RE: TECHNICAL REPORTS - BONG MIEU AND PHUOC SON GOLD PROJECTS

Reference is made to the technical reports (the “Technical Reports”) entitled “A Technical Review of the Phuoc Son Gold Project in Quang Nam Province, Vietnam for Olympus Pacific Minerals Inc.” dated January 30, 2004, and “A Technical Review of the Bong Mieu Gold Project in Quang Nam Province, Vietnam for Olympus Pacific Minerals Inc.” dated September 17, 2004, by WGM which we prepared for Olympus Pacific Minerals Inc. (the “Company” or “Olympus”).

We hereby consent to the filing of the Technical Reports with the Securities Regulator, and to the written disclosure of the Technical Reports and the inclusion of extracts therefrom or a summary thereof in the amended Form 20-F-A. We further agree to being named as an expert in the amended registration statement (Final Form 20-F-A).

Dated this 13th day of November, 2007.

Sincerely,
WATTS, GRIFFIS AND McOUAT LIMITED
/s/ J. Hinzer
Per:	Joe Hinzer, M.Sc., P.Geo. President

WATTS, GRIFFIS AND McOUAT LIMITED       Suite 400 • 8 King Street East • Toronto • Canada • M5C 1B5
Tel: (416) 364-6244 • Fax: (416) 864-1675 • Email: wgm@wgtn.on.ca • Web: www.wgm.on.ca